Vet Online Supply Appoints Exclusive Distributor & Director of Sales

San Francisco, August 27, 2018 /GLOBE NEWSWIRE/ — Vet Online Supply, Inc. (OTC PINK:VTNL) (“Vet Online Supply” or the “Company”), an innovative holistic hemp and cannabis pet products corporation is pleased to announce the appointment of Brad Pesu as the company’s exclusive manufacturing representative and Director of Sales.

Vet Online Supply has been hiring and interviewing qualified sales representatives in the USA and Europe. With management’s approval to hire a total of 200 sales representatives, and after several months of evaluating various candidates for the Director of Sales; Mr. Brad Pesu has been appointed as the company’s exclusive sales representative and Director of Sales.

Brad Pesu is a graduate from Purdue University with a Bachelor Degree in Interdisciplinary Engineering with emphasis in Chemical/Aeronautical Engineering. With more than 30 years experience in management with various small and large companies, such as Courtaulds Packaging and Bath & Body Works, where Mr. Pesu provided regulatory and compliance oversight, his experience and resources will allow the company to grow a strong and valuable sales force as Vet Online Supply moves forward in growing its core business of holistic CBD Pet Products.

Most recently, Mr. Pesu has launched a campaign of our products with Etsy, similar to EBay, which is a creative marketplace where more than 33 million buyers around the world spent more than $3 billion in 2017. He is also in direct communications and application processes with the top 25 Pet Product Retailers such as PetSmart, PetCo, Pet Value, Pet Supplies Plus and Pet Suppermarket. Furter, a complimentary sales channel of communication and application processes also include the online retail Rx companies, such as 1800petmeds.com, petcarex.com, petmartpharmacy.com, allivet.com and vetdepot.com.

https://www.etsy.com/listing/624819288/holistic-cbd-oil-for-your-pets?ref=search_recently_viewed-1

www.vetonlinesupplies.com

For sales contact Brad Pesu at BradPesu@vetonlinesupplies.com

ABOUT VET ONLINE SUPPLY:

Vet Online Supply Inc., the company, manufactures its own brand of holistic pet products to promote health and well being.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The Company’s operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

Contact:
Meridian Consulting
323-364-3793

Source:	Vet Online Supply, Inc.
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